United Realty Trust Inc . POS AM
Exhibit 1.1
UNITED REALTY TRUST INCORPORATED
UP TO 100,000,000 SHARES OF COMMON STOCK

DEALER MANAGER AGREEMENT

[          ], 2013

Cabot Lodge Securities LLC
44 Wall Street, Second Floor
New York, NY 10005

Ladies and Gentlemen:

United Realty Trust Incorporated (the “Company”) is a Maryland corporation that intends to qualify to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes beginning with the taxable year ending December 31, 2013.  The Company proposes to publicly offer: (a) in its primary offering (the “Primary Offering”) up to an aggregate of 100,000,000 shares of common stock, $0.01 par value per share (each, a “Common Share”), for a purchase price, subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, of $10.45 per Common Share; and (b) pursuant to its distribution reinvestment program (the “DRIP”, and together with the Primary Offering, the “Offering”), up to an aggregate of 20,000,000 Common Shares for a purchase price of (i) $10.00 per Common Share until the earliest to occur of:  (A) the Company’s investing in assets with an aggregate cost, including the Company’s pro rata share of debt attributable to such assets, in excess of $1 billion; (B) the Company’s raising net offering proceeds in excess of $650 million in the Primary Offering; and (C) January 15, 2015; and (ii) after such date, an amount per Common Share equal to the Company’s net asset value as of the end of each business day divided by the number of Common Shares outstanding as of the end of each such business day without giving effect to any Common Share redemptions or reinvestments of distributions on such business day. The Company reserves the right to reallocate the Common Shares between the Primary Offering and the DRIP.

The Company currently is managed by United Realty Advisors LP, a Delaware limited partnership (the “Advisor”), pursuant to the Advisory Agreement, dated as of August 15, 2012 (the “Advisory Agreement”), among the Company, United Realty Capital Operating Partnership, L.P., a Delaware limited partnership, and the Advisor.

Upon the terms and subject to the conditions contained in this Dealer Manager Agreement (this “Agreement”), the Company hereby appoints Cabot Lodge Securities LLC, a Delaware limited liability company (the “Dealer Manager”), to act as the dealer manager for the Offering, and the Dealer Manager hereby accepts such engagement.

1.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to the Dealer Manager, as of the date of this Agreement and on each Effective Date (as defined below), as follows:

(a)           REGISTRATION STATEMENT AND PROSPECTUS.  In connection with the Offering, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-178651) on Form S-11 for the registration of the Common Shares under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”); and one or more amendments to such registration statement have been or may be so prepared and filed.  The registration statement on Form S-11 and the prospectus contained therein, as finally amended at the date the registration statement was first declared effective by the Commission (the “Effective Date”) are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus”, except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission, and (ii) if the prospectus filed by the Company pursuant to either Rule 424(b) or 424(c) of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or 424(c), as the case may be, from and after the date on which it shall have been filed.  The term “preliminary Prospectus” as used herein shall mean a preliminary prospectus related to the Common Shares as contemplated by Rule 430 or Rule 430A of the Securities Act Rules and Regulations included at any time as part of the Registration Statement.  As used herein, the terms “Registration Statement,” “preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein.  As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

(b)           DOCUMENTS INCORPORATED BY REFERENCE.  The documents incorporated or deemed to be incorporated by reference in the Prospectus (if any), at the time they are hereafter filed with the Commission, will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), and, when read together with the other information in the Prospectus, at the time the Registration Statement became effective and as of the applicable Effective Date of each post-effective amendment to the Registration Statement, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           COMPLIANCE WITH THE SECURITIES ACT, ETC.

(i)
On (A) each applicable Effective Date, (B) the date of the preliminary Prospectus, (C) the date of the Prospectus, and (D) the date any supplement to the Prospectus is filed with the Commission, the Registration Statement, the Prospectus and any amendments or supplements thereto, as applicable, have complied, and will comply, in all material respects, with the Securities Act, the Securities Act Rules and Regulations, the Exchange Act and the Exchange Act Rules and Regulations; and

(ii)
The Registration Statement does not, and any amendment thereto will not, in each case as of the applicable Effective Date, include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus does not, and any amendment or supplement thereto will not, as of the applicable filing date, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

provided, however, that the foregoing provisions of this Section 1(c) will not extend to any statements contained in, incorporated by reference in or omitted from the Registration Statement, the Prospectus or any amendment or supplement thereto that are based upon written information furnished to the Company by the Dealer Manager expressly for use therein.

(d)           SECURITIES MATTERS.  There has not been (i) any request by the Commission for any further amendment to the Registration Statement or the Prospectus or for any additional information, (ii) any issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the Company’s knowledge, threat of any proceeding for that purpose, or (iii) any notification with respect to the suspension of the qualification of the Common Shares for sale in any jurisdiction or any initiation or, to the Company’s knowledge, threat of any proceeding for such purpose.  The Company is in compliance in all material respects with all federal and state securities laws, rules and regulations applicable to it and its activities, including, without limitation, with respect to the Offering and the sale of the Common Shares.

(e)         COMPANY STATUS.  The Company is a corporation duly incorporated and validly existing under the general laws of the State of Maryland, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(f)   AUTHORIZATION OF AGREEMENT.  This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

(g)   ABSENCE OF CONFLICT OR DEFAULT.  The execution and delivery of this Agreement and the performance of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof by the Company, do not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under:  (i) the Company’s or any of its subsidiaries’ charter, by-laws, or other organizational documents, as applicable; (ii) any indenture, mortgage, stockholders’ agreement, note, lease or other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their properties is bound except, for purposes of this clause (ii) only, for such conflicts, breaches or defaults that do not result in and would not reasonably be expected to result in, individually or in the aggregate, a Company MAE (as defined below in this Section 1(g)); or (iii) any statute, rule or regulation or order of any court or other governmental agency or body having jurisdiction over the Company, any of its subsidiaries or any of their properties.  No consent, approval, authorization or order of any court or other governmental agency or body has been obtained or is required for the performance of this Agreement or for the consummation by the Company of any of the transactions contemplated hereby (except as have been obtained under the Securities Act or the Exchange Act, or from the Financial Industry Regulatory Authority, Inc. (“FINRA”), or as may be required under state securities or applicable blue sky laws in connection with the offer and sale of the Common Shares or under the laws of states in which the Company may own real properties in connection with its qualification to transact business in such states or as may be required by subsequent events which may occur).  Neither the Company nor any of its subsidiaries is in violation of its charter, by-laws or other organizational documents, as applicable.

As used in this Agreement, “Company MAE” means any event, circumstance, occurrence, fact, condition, change or effect, individually or in the aggregate, that is materially adverse to (A) the financial condition, business affairs, properties, results of operations or business prospects of the Company and its subsidiaries considered as one enterprise, or (B) the ability of the Company to perform its obligations under this Agreement or the validity or enforceability of this Agreement or the Common Shares.  As used in this Agreement, “business prospects” excludes any development resulting from any event, circumstance, development, change or effect (1) in general economic or business conditions, (2) in financial or securities markets generally, or (3) generally affecting the business or industry in which the Company operates.

(h)           ACTIONS OR PROCEEDINGS. As of the date first written above, there are no actions, suits or proceedings against, or investigations of, the Company or its subsidiaries pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Common Shares or the consummation of any of the transactions contemplated by this Agreement, (iii) that would reasonably be expected to materially and adversely affect the performance by the Company of its obligations under or the validity or enforceability of, this Agreement or the Common Shares, (iv) that would reasonably be expected to result in a Company MAE, or (v) seeking to affect adversely the federal income tax attributes of the Common Shares, except as described in the Prospectus.  The Company promptly will give notice to the Dealer Manager of the occurrence of any action, suit, proceeding or investigation of the type referred to in this Section 1(h) arising or occurring on or after the date first written above.

(i)           SALES LITERATURE.  Any supplemental sales literature or advertisement (including, without limitation, any “broker-dealer use only” material), regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which previously has been furnished or approved in writing by the Company (collectively, “Approved Sales Literature”), has, to the extent required, been filed with and approved by the appropriate securities agencies and bodies, except that the Company makes no representation or warranty with respect to FINRA filings, which, to the extent required, are and shall be the responsibility of the Dealer Manager.  Any Approved Sales Literature did not or will not at the time provided for use include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(j)           AUTHORIZATION OF COMMON SHARES.  The Common Shares have been duly authorized and, when issued and sold as contemplated by the Prospectus and upon payment therefor as provided in this Agreement and the Prospectus, will be validly issued, fully paid and nonassessable and will conform in all material respects to the description thereof contained in the Prospectus.

(k)           TAXES.  Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the execution, delivery and sale of the Common Shares have been or will be paid when due.

(l)           INVESTMENT COMPANY.  The Company is not, and neither the offer or sale of the Common Shares nor any of the activities of the Company will cause the Company to be, an “investment company” or under the control of an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(m)           TAX RETURNS.  The Company has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefor (taking into account all extensions of time to file) and has paid or provided for the payment of all such taxes indicated by such material tax returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

(n)           REIT QUALIFICATION.  The Company will make a timely election to be subject to tax as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its taxable year ended December 31, 2013.  The Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT.  The Company’s current and proposed method of operation as described in the Registration Statement and the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(o)           INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  The accountants who have certified certain financial statements appearing in the Prospectus are an independent registered public accounting firm within the meaning of the Securities Act and the Securities Act Rules and Regulations.  Such accountants have not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

The Company and each of its subsidiaries maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with the general or specific authorizations of the Company’s management or directors or the Advisor; (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with the general or specific authorization of the Company’s management or directors or the Advisor; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Except as described in the Registration Statement, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated), and (2) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(p)           PREPARATION OF THE FINANCIAL STATEMENTS.  The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified.  Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.  No other financial statements or supporting schedules are required to be included in the Registration Statement or any applicable Prospectus.

(q)           MATERIAL ADVERSE CHANGE.  Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated therein or contemplated thereby, there has not occurred a Company MAE, whether or not arising in the ordinary course of business.

(r)           GOVERNMENT PERMITS.  The Company and its subsidiaries possess such certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, other than those which the failure to possess or own would not have, individually or in the aggregate, and could not, individually or in the aggregate, reasonably be expected to result in, a Company MAE.  Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Company MAE.

(s)           ADVISOR; ADVISORY AGREEMENT.

(i) The Advisor is a limited partnership duly formed and validly existing under the laws of the State of Delaware.

(ii)  The Advisory Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Advisor and the Company and constitutes a valid and binding agreement of the Advisor and the Company enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

(iii)   The execution and delivery of the Advisory Agreement did not, and the performance thereunder by the Advisor do not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under:  (A) the Advisor’s certificate of limited partnership or limited partnership agreement, or other organizational documents, as applicable; (B) any indenture, mortgage, stockholders’ agreement, note, lease or other material agreement or instrument to which the Advisor is a party or by which the Advisor or any of its subsidiaries is bound except, for purposes of this clause (B) only, for such conflicts, breaches or defaults that could not reasonably be expected to have or result in, individually or in the aggregate, (1) a material adverse effect on the financial condition, business affairs, properties, results of operations or business prospects of the Advisor, or (2) a Company MAE; or (C) any statute, rule or regulation or order of any court or other governmental agency or body having jurisdiction over the Advisor.  No consent, approval, authorization or order of any court or other governmental agency or body has been obtained nor is required for the performance of the Advisory Agreement by the Advisor. The Advisor is not in violation of its limited partnership agreement or other organizational documents, as applicable.

(iv)   There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Advisor, threatened against or affecting the Advisor.

(v)   The Advisor possesses such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, other than those which the failure to possess or own would not reasonably be expected to have or result in, individually or in the aggregate, (A) a material adverse effect on the financial condition, business affairs, properties, results of operations or business prospects of the Advisor, (B) a Company MAE, or (C) a material adverse effect on the performance of the services under the Advisory Agreement by the Advisor, and the Advisor has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

2.           REPRESENTATIONS AND WARRANTIES OF THE DEALER MANAGER.  The Dealer Manager hereby represents and warrants to the Company, as of the date of this Agreement and on each Effective Date, as follows:

(a)    ORGANIZATION STATUS.  The Dealer Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)    AUTHORIZATION OF AGREEMENT.  This Agreement has been duly authorized, executed and delivered by the Dealer Manager, and assuming due authorization, execution and delivery of this Agreement by the Company and the Advisor, will constitute a valid and legally binding agreement of the Dealer Manager enforceable against the Dealer Manager in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

(c)    ABSENCE OF CONFLICT OR DEFAULT.  The execution and delivery of this Agreement and the performance of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under (i) its organizational documents, (ii) any indenture, mortgage, stockholders’ agreement, note, lease or other material agreement or instrument to which the Dealer Manager is a party or by which it may be bound, or to which any of the property or assets of the Dealer Manager is subject, or (iii) any statute, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager or its assets, properties or operations, except in the case of clause (ii) or (iii) for such conflicts or defaults that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the financial condition, business affairs, properties or results of operations of the Dealer Manager.

(d)      BROKER-DEALER REGISTRATION; FINRA MEMBERSHIP.  The Dealer Manager is, and during the term of this Agreement will be, (i) duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, (ii) a member in good standing of FINRA, and (iii) a broker or dealer duly registered as such in those states where the Dealer Manager is required to be registered in order to carry out the Offering as contemplated by this Agreement.  Each of the Dealer Manager’s employees and representatives has all required licenses and registrations to act under this Agreement.  There is no provision in the Dealer Manager’s FINRA membership agreement that would restrict the ability of the Dealer Manager to carry out the Offering as contemplated by this Agreement.

(e)    DISCLOSURE.  The information under the caption “Plan of Distribution” in the Prospectus insofar as it relates to the Dealer Manager, and all other information furnished to the Company by the Dealer Manager in writing specifically for use in the Registration Statement, any preliminary Prospectus or the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.           OFFERING AND SALE OF THE COMMON SHARES.  Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby appoints the Dealer Manager as its agent and exclusive distributor to solicit and to retain the Soliciting Dealers (as defined in Section 3(a)) to solicit subscriptions for the Common Shares at the subscription price to be paid in cash.  Upon the terms and subject to the conditions set forth in this Agreement, the Dealer Manager hereby accepts such agency and exclusive distributorship and agrees to use its best efforts during the Offering Period (as defined below) or until this Agreement is earlier terminated pursuant to Section 10 to sell or cause to be sold the Common Shares in such quantities and to such Persons in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement.  As used herein, “Person” or “person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or agency, or other entity of any kind.

For purposes of this Agreement, “Offering Period” shall mean the period commencing on the date hereof and ending on the earliest to occur of the following: (a) August 15, 2015; (b) the acceptance by the Company of subscriptions for 100,000,000 Common Shares pursuant to the Primary Offering; (c) the termination of this Agreement by either party pursuant to Section 10; and (d) the termination of the effectiveness of the Registration Statement.  During the period from the date hereof until the end of the Offering Period, the Company will not (and will cause its affiliates not to) engage or appoint any Person other than the Dealer Manager to solicit, or retain any securities dealer to solicit, subscriptions for the Common Shares in a public offering.

The number of Common Shares, if any, to be reserved for sale by each Soliciting Dealer may be determined, from time to time, by the Dealer Manager upon prior consultation with the Company.  In the absence of such determination, the Company shall, subject to the provisions of Section 3(b), accept Subscription Agreements based upon a first-come, first-accepted reservation or other similar method.  Under no circumstances will the Dealer Manager be obligated to underwrite or purchase any Common Shares for its own account.  In soliciting purchases of Common Shares, the Dealer Manager will act solely as the Company’s agent and not as an underwriter or principal.

(a)            SOLICITING DEALERS. The Common Shares offered and sold through the Dealer Manager under this Agreement shall be offered and sold only by the Dealer Manager and other securities dealers the Dealer Manager may engage (such other securities dealers, collectively, the “Soliciting Dealers”); provided, however, that (i) the Dealer Manager shall reasonably believe that all Soliciting Dealers are registered with the Commission, are members of FINRA and are duly licensed or registered by the regulatory authorities in the jurisdictions in which they will offer and sell Common Shares or are exempt from broker-dealer registration with the Commission and all other applicable regulatory authorities, (ii) the Dealer Manager shall reasonably believe that all Soliciting Dealers may lawfully offer and sell Common Shares in the jurisdiction in which they will offer and sell Common Shares, (iii) all such engagements shall be evidenced by written agreements, the terms and conditions of which shall substantially conform to the form of Soliciting Dealer Agreement approved by the Company and the Dealer Manager (the “Soliciting Dealer Agreement”), and (iv) the Company shall have previously approved each Soliciting Dealer (such approval not to be unreasonably withheld or delayed).

(b)            SUBSCRIPTION DOCUMENTS.  Each Person desiring to purchase Common Shares through the Dealer Manager, or any Soliciting Dealer, will be required to complete and execute, and deliver to the Dealer Manager or any Soliciting Dealer, as applicable,  the subscription documents described in the Prospectus. If any Dealer Manager or any Soliciting Dealer receives a check not conforming to the subscription instructions, it shall return such check directly to such subscriber not later than the end of the next business day following its receipt.

Subject to any continuing escrow obligations imposed by any states as described in the Prospectus, payments for Common Shares shall be made by checks payable to “United Realty Trust Incorporated,” and the Dealer Manager or any Selected Dealer, as applicable, shall forward original checks together with an original Subscription Agreement, executed and initiated by the subscriber as provided for in the Subscription Agreement, to the United Realty Trust Incorporated New Business Team, c/o Phoenix American Financial Services, Inc., at the address provided in the Subscription Agreement.

When the internal supervisory procedures of the Dealer Manager or Soliciting Dealer, as applicable, are conducted at the site at which the Subscription Agreement and check were initially received by the Dealer Manager or Soliciting Dealer, as applicable, from the subscriber, the Dealer Manager or Soliciting Dealer, as applicable, shall transmit the check to UMB Bank, N.A. (the “Escrow Agent”) (if any state has imposed continuing escrow obligations) or to the Company, as applicable, by the end of the next business day following the receipt of the check and Subscription Agreement. When, pursuant to the internal supervisory procedures of the Dealer Manager or Soliciting Dealer, as applicable, the final internal supervisory procedures are conducted at a different location (the “Final Review Office”), the Dealer Manager or Soliciting Dealer, as applicable, shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward the check to the Escrow Agent (if any state has imposed continuing escrow obligations) or to the Company, as applicable. If any Subscription Agreement solicited by a Soliciting Dealer is rejected by the Dealer Manager or the Company, then the Subscription Agreement and check will be returned to the rejected subscriber within 10 business days from the date of rejection.

(c)            COMPLETED SALE.  A sale of a Common Share shall be deemed by the Company to be completed for purposes of Section 3(d) if and only if (i) the Dealer Manager or Soliciting Dealer, as applicable, has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Common Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Soliciting Dealer, or the Dealer Manager, as applicable, in accordance with the provisions of this Agreement, (ii) the Company has accepted such subscription, and (iii) such investor has been admitted as a stockholder of the Company.  In addition, no sale of Common Shares shall be completed until at least five business days after the date on which the subscriber receives a copy of the Prospectus.  The Dealer Manager hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever or no reason, and no selling commission or dealer manager fee will be paid to the Dealer Manager with respect to that portion of any subscription which is rejected.  As used in this Agreement, “business day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(d)           DEALER MANAGER COMPENSATION.

(i)
Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company agrees to pay the Dealer Manager selling commissions in the amount of $0.73 for each Common Share for which a sale is completed from the Common Shares offered in the Primary Offering.  The Company will not pay selling commissions for sales of Common Shares pursuant to the DRIP, and the Company will pay reduced selling commissions or may eliminate commissions on certain sales of Common Shares, including the reduction or elimination of selling commissions in accordance with, and on the terms set forth in, the Prospectus.  The Dealer Manager will reallow all selling commissions, subject to federal and state securities laws, to the Soliciting Dealer or registered representative of the Dealer Manager who sold the applicable Common Shares.

(ii)
Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, as compensation for acting as the dealer manager, the Company will pay the Dealer Manager a dealer manager fee in the amount of $0.31 for each Common Share for which a sale is completed from the Common Shares offered in the Primary Offering (the “Dealer Manager Fee”); provided, however, that the Company will pay a reduced Dealer Manager Fee or may eliminate the Dealer Manager Fee on certain sales of Common Shares, including the reduction or elimination of the Dealer Manager Fee in accordance with, and on the terms set forth in, the Prospectus; provided further, however, that notwithstanding anything else that may be to the contrary herein, the Dealer Manager Fee shall be reduced by the aggregate value of all permissible non-cash compensation provided by the Company or its affiliates to registered representatives of the Dealer Manager and other broker-dealers participating in the Offering; and provided further, however, that no Dealer Manager Fee will be paid in connection with Common Shares sold pursuant to the DRIP. The Dealer Manager may reallow from the Dealer Manager Fee up to $0.15 for each Common Share for which a sale is completed from the Common Shares offered in the Primary Offering to any Soliciting Dealer for marketing support.

(iii)
The Dealer Manager Fee and all selling commissions payable to the Dealer Manager will be paid on the day the investor subscribing for the Common Shares is admitted as a stockholder of the Company, in an amount equal to the Dealer Manager Fee and selling commissions payable with respect to such Common Shares.  Notwithstanding anything herein to the contrary, no portion of the Dealer Manager Fee or selling commissions shall be paid to the Dealer Manager unless and until the investor funds paid in connection with the sale of such Common Shares have been released from escrow pursuant to any continuing escrow obligations imposed by any states as described in the Prospectus.

(iv)
In no event shall the total aggregate compensation payable from any source to the Dealer Manager and any Soliciting Dealers participating in the Offering, including, but not limited to, selling commissions and the Dealer Manager Fee, exceed ten percent (10.0%) of gross offering proceeds from the Primary Offering in the aggregate at the conclusion of the Primary Offering.

In connection with FINRA’s 10% underwriting compensation limitation under FINRA Rule 2310 (“FINRA’s 10% cap”), the Dealer Manager or an affiliate shall advance all the fixed expenses (including, but not limited to, the Dealer Manager’s legal expenses associated with filing the Offering with FINRA) that are required to be included within FINRA’s 10% cap to ensure that the aggregate underwriting compensation paid in connection with the Offering does not exceed FINRA’s 10% cap.

The Dealer Manager shall repay to the Company any excess amounts received over FINRA’s 10% cap if the Offering is abruptly terminated before reaching the maximum amount of Common Shares offered by the Company pursuant to the Prospectus.

(v)
Notwithstanding anything to the contrary contained herein, if the Company pays any selling commission or other compensation to the Dealer Manager for the sale of one or more Common Shares and the subscription is rescinded as to one or more of the Common Shares covered by such subscription, then the Company shall decrease the next payment of selling commissions or other compensation otherwise payable to the Dealer Manager by the Company under this Agreement by an amount equal to the commission rate established in this Section 3(d), multiplied by the number of Common Shares as to which the subscription is rescinded.  If no payment of selling commissions or other compensation is due to the Dealer Manager after such withdrawal occurs, then the Dealer Manager shall pay the amount specified in the preceding sentence to the Company within a reasonable period of time not to exceed 15 days following receipt of notice by the Dealer Manager from the Company stating the amount owed as a result of rescinded subscriptions.

(e)           REASONABLE BONA FIDE DUE DILIGENCE EXPENSES.  In addition to compensation payable to the Dealer Manager or any Soliciting Dealer, but subject to the next sentence, the Company or the Advisor shall reimburse the Dealer Manager or any Soliciting Dealer for reasonable bona fide due diligence expenses incurred by the Dealer Manager or any Soliciting Dealer.  The Company shall only reimburse the Dealer Manager or any Soliciting Dealer for such approved bona fide due diligence expenses to the extent such expenses have actually been incurred and are supported by detailed and itemized invoice(s) provided to the Company and permitted pursuant to the rules and regulations of FINRA.

(f)           CERTAIN ADVANCES TO DEALER MANAGER.  The parties hereto acknowledge that prior to the date first written above, the Company may have paid to the Dealer Manager or to the prior dealer manager advances of monies against out-of-pocket accountable expenses actually anticipated to be incurred by the Dealer Manager or the prior dealer manager, as applicable, in connection with the Offering (other than reasonable bona fide due diligence expenses).  Any such advances to the Dealer Manager shall be credited against the amount of the Dealer Manager Fee payable pursuant to Section 3(d) that is retained by the Dealer Manager and not re-allowed until the full amount of such advances is offset.  Any such advances to the Dealer Manager are not intended to be in addition to the compensation set forth in Section 3(d), and any and all monies advanced that are not utilized for out-of-pocket accountable expenses actually incurred by the Dealer Manager in connection with the Offering (other than reasonable bona fide due diligence expenses) shall be reimbursed by the Dealer Manager to the Company.

4.           CONDITIONS TO THE DEALER MANAGER’S OBLIGATIONS.  The Dealer Manager’s obligations hereunder shall be subject to the following terms and conditions:

(a)           The representations and warranties on the part of the Company contained in this Agreement shall be true and correct in all material respects and the Company shall have complied with its covenants, agreements and obligations contained in this Agreement in all material respects;

(b)           The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and, to the knowledge of the Company, no proceedings for that purpose shall have been instituted, threatened or contemplated by the Commission; and any request by the Commission for additional information (to be included in the Registration Statement or Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Dealer Manager.

(c)           The Registration Statement and the Prospectus, and any amendment or any supplement thereto, shall not contain any untrue statement of material fact, or omit to state a material fact that is required to be stated therein or that is necessary to make the statements therein not misleading.

(d)           On or prior to the fifth business day following the Effective Date of each post-effective amendment to the Registration Statement that includes or incorporates by reference audited financial statements of the Company or its subsidiaries, the Dealer Manager shall have received from Ernst & Young LLP or such other independent registered public accountants for the Company, a letter, dated the applicable date, addressed to the Dealer Manager, in form and substance reasonably satisfactory to the Dealer Manager, (i) containing statements and information of the type ordinarily included in accountant’s “comfort letters” to placement agents or dealer managers, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the audited financial statements and certain financial information contained in the Registration Statement and the Prospectus, and (ii) confirming that they are (A) independent registered public accountants as required by the Securities Act, and (B) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X.

(e)           On or prior to the fifth business day following (i) the request by the Dealer Manager in connection with any third-party due diligence investigation, and (ii) the Effective Date of each post-effective amendment to the Registration Statement (other than post-effective amendments filed solely pursuant to Rule 462(d) under the Securities Act and other than the post-effective amendments referred to in Section 4(d)), the Dealer Manager shall have received from Ernst & Young LLP or such other independent public or certified public accountants for the Company, a letter, dated such date, in form and substance satisfactory to the Dealer Manager, to the effect that they reaffirm the statements made in the most recent letter furnished pursuant to Section 4(d), except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the date of the letter furnished pursuant to this Section 4(e).

(f)           On or prior to the fifth business day following the Effective Date of each post-effective amendment to the Registration Statement (other than post-effective amendments filed solely pursuant to Rule 462(d) under the Securities Act), the Dealer Manager shall have received a written certificate executed by the Chief Executive Officer or President of the Company and the Chief Financial Officer of the Company, dated as of the applicable date, to the effect that:  (i) the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects with the same force and effect as though expressly made on and as of the applicable date; and (ii) the Company has complied in all material respects with all the agreements, covenants and obligations hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the applicable date.

5.           COVENANTS OF THE COMPANY.  The Company covenants and agrees with the Dealer Manager as follows (and, where applicable, the Dealer Manager covenants and agrees with the Company):

(a)           REGISTRATION STATEMENT.  The Company will use commercially reasonable efforts (i) to cause any amendments to the Registration Statement to become effective as promptly as possible, and (ii) on an ongoing basis, maintain effective status of the Registration Statement with the Commission thereafter.  The Company will furnish a copy of any proposed amendment or supplement of the Registration Statement or the Prospectus to the Dealer Manager.  The Company will comply in all material respects with all federal and state securities laws, rules and regulations which are required to be complied with in order to permit the continuance of offers and sales of the Common Shares in accordance with the provisions hereof and of the Prospectus.

(b)           COMMISSION ORDERS.  If the Commission shall issue any stop order or any other order preventing or suspending the use of the Prospectus, or shall institute any proceedings for that purpose, then the Company will promptly notify the Dealer Manager and use commercially reasonable efforts to prevent the issuance of any such order and, if any such order is issued, use commercially reasonable efforts to obtain the removal thereof as promptly as possible.

(c)           BLUE SKY QUALIFICATIONS.  The Company will use commercially reasonable efforts to qualify the Common Shares for offering and sale under the securities or blue sky laws of such jurisdictions as the Dealer Manager and the Company shall mutually agree upon and make such applications, file such documents and furnish such information as may be reasonably required for that purpose. The Company will, at the Dealer Manager’s request, furnish the Dealer Manager with a copy of such papers filed by the Company in connection with any such qualification.  The Company will promptly advise the Dealer Manager of the issuance by such securities administrators of any stop order preventing or suspending the use of the Prospectus or of the institution of any proceedings for that purpose, and will use commercially reasonable efforts to prevent the issuance of any such order and if any such order is issued, will use commercially reasonable efforts to obtain the removal thereof as promptly as possible.  The Company will cause its outside counsel to furnish it and the Company with a Blue Sky Survey, which will be supplemented to reflect changes or additions to the information disclosed in such survey.

(d)           AMENDMENTS AND SUPPLEMENTS.  If, at any time when a Prospectus relating to the Common Shares is required to be delivered under the Securities Act, any event shall have occurred to the knowledge of the Company, or the Company receives notice from the Dealer Manager that it believes such an event has occurred, as a result of which the Prospectus or any Approved Sales Literature as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time it is so required to be delivered to a subscriber, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus relating to the Common Shares to comply with the Securities Act, then the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will prepare and file with the Commission an amendment or supplement which will correct such statement or effect such compliance to the extent required, and shall make available to the Dealer Manager thereof sufficient copies for its own use and/or distribution to the Soliciting Dealers.

(e)           REQUESTS FROM COMMISSION.  The Company will promptly advise the Dealer Manager of any request made by the Commission or a state securities administrator for amending the Registration Statement, supplementing the Prospectus or for additional information.

(f)           COPIES OF REGISTRATION STATEMENT. The Company will furnish the Dealer Manager with one signed copy of the Registration Statement, including its exhibits, and such additional copies of the Registration Statement, without exhibits, and the Prospectus and all amendments and supplements thereto, which are finally approved by the Commission, as the Dealer Manager may reasonably request for sale of the Common Shares.

(g)           QUALIFICATION TO TRANSACT BUSINESS.  The Company will take all steps necessary to ensure that at all times the Company will validly exist as a Maryland corporation and will be qualified to do business in all jurisdictions in which the conduct of its business requires such qualification and where such qualification is required under local law.

(h)           AUTHORITY TO PERFORM AGREEMENTS. The Company undertakes to obtain all consents, approvals, authorizations or orders of any court or governmental agency or body which are required for the Company’s performance of this Agreement and under the Company’s articles of incorporation (as the same may be amended, supplemented or otherwise modified from time to time, the “Company’s Charter”) and by-laws for the consummation of the transactions contemplated hereby and thereby, respectively, or the conducting by the Company of the business described in the Prospectus.

(i)           SALES LITERATURE.  The Company will furnish to the Dealer Manager as promptly as shall be practicable upon request any Approved Sales Literature (provided, however, that the use of said material has been first approved for use, to the extent required, by all appropriate regulatory agencies, except FINRA).  Any supplemental sales literature or advertisement, regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which is furnished or approved in writing by the Company (including, without limitation, Approved Sales Literature) shall, to the extent required, be filed with and, to the extent required, approved by the appropriate securities agencies and bodies; provided, however, that the Dealer Manager will make all FINRA filings, to the extent required.  The Company shall prepare all sales literature reasonably requested by the Dealer Manager in connection with the Offering.  The Company and the Dealer Manager agree that all sales literature developed in connection with the Offering shall be the property of the Company and that the Company shall have the power to direct the use of all such sales literature.  The Company will not (and will instruct its affiliates not to):  (1) show or give to any investor or prospective investor or reproduce any material or writing that is marked “broker-dealer use only” or otherwise bears a legend denoting that it is not to be used in connection with the sale of Common Shares to members of the public; or (2) show or give to any investor or prospective investor in a particular jurisdiction any material or writing if such material bears a legend denoting that it is not to be used in connection with the sale of Common Shares to members of the public in such jurisdiction.

(j)           CERTIFICATES OF COMPLIANCE.  The Company shall provide, from time to time upon request of the Dealer Manager, certificates of its chief executive officer and chief financial officer of compliance by the Company with the requirements of this Agreement.

(k)          USE OF PROCEEDS.  The Company will apply the proceeds from the sale of the Common Shares as set forth in the Prospectus.

(l)           CUSTOMER INFORMATION.  The Company shall:

(i)           abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and applicable regulations promulgated thereunder, (B) the privacy standards and requirements of any other applicable federal or state law, including but not limited to, the Fair Credit Reporting Act (“FCRA”), and (C) its own internal privacy policies and procedures, each as may be amended from time to time;

(ii)           refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law;

(iii)           except as expressly permitted under the FCRA, the Dealer Manager and the Company shall not disclose any information that would be considered a “consumer report” under the FCRA; and

(iv)           determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers from the Soliciting Dealers (the “List”) to identify customers that have exercised their opt-out rights.  If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights.  Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(m)           DEALER MANAGER’S REVIEW OF PROPOSED AMENDMENTS AND SUPPLEMENTS.  Prior to amending or supplementing the Registration Statement, any preliminary prospectus or the Prospectus (including any amendment or supplement through incorporation of any report filed under the Exchange Act), the Company shall furnish to the Dealer Manager for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Company shall not file or use any such proposed amendment or supplement without the Dealer Manager’s consent, which consent shall not be unreasonably withheld or delayed.

(n)           CERTAIN PAYMENTS.  Without the prior consent of the Dealer Manager, none of the Company, the Advisor or any of their respective affiliates will make any payment (cash or non-cash) to any associated Person or registered representative of the Dealer Manager.

(o)           REGULATORY FILINGS.  Notwithstanding anything herein to the contrary, the Company shall provide the Dealer Manager for its prior approval (not to be unreasonably withheld or delayed) with a copy of any material notice, filing, application, registration, document, correspondence or other information that the Company proposes to deliver, make or file with any governmental authority or agency (federal, state or otherwise) or with FINRA in connection with the Offering, this Agreement or any of the transactions completed hereby.

(p)           SUBSCRIPTION ESCROW AGREEMENT. The Company will enter into a subscription escrow agreement (the “Escrow Agreement”) with the Dealer Manager and the Escrow Agent.  The Company will comply with the terms and conditions of the Escrow Agreement in all material respects.

6.           COVENANTS OF THE DEALER MANAGER. The Dealer Manager covenants and agrees with the Company as follows (and, where applicable, the Company covenants and agrees with the Dealer Manager):

(a)           COMPLIANCE WITH LAWS. With respect to the Dealer Manager’s participation and the participation by each Soliciting Dealer in the offer and sale of the Common Shares (including, without limitation, any resales and transfers of Common Shares), the Dealer Manager agrees, and each Soliciting Dealer in its Soliciting Dealer Agreement will agree, to comply in all material respects with all applicable requirements of (i) the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations and all other federal regulations applicable to the Offering and the sale of Common Shares, (ii) all applicable state securities or blue sky laws and regulations, from time to time in effect, and (iii) the Rules of FINRA applicable to the Offering, from time to time in effect, specifically including, but not in any way limited to, NASD Conduct Rules 2340 (Customer Account Statements) and 2420 (Dealing with Non-Members), and FINRA Rules 2111 (Suitability), 2310 (Direct Participation Programs), 5130 (Restrictions on the Purchase and Sale of Initial Equity Public Offerings), and 5141 (Sale of Securities in a Fixed Price Offering) therein.  The Dealer Manager will not offer the Common Shares for sale in any jurisdiction unless and until it has been advised that the Common Shares are either registered in accordance with, or exempt from, the securities and other laws applicable thereto.

In addition, the Dealer Manager shall, in accordance with applicable law or as prescribed by any state securities administrator, provide, or require in the Soliciting Dealer Agreement that the Soliciting Dealer shall provide, to any prospective investor copies of the Prospectus and any supplements thereto during the course of the Offering and prior to the sale.  The Company may provide the Dealer Manager with certain Approved Sales Literature to be used by the Dealer Manager and the Soliciting Dealers in connection with the solicitation of purchasers of the Common Shares.  The Dealer Manager will not deliver any Approved Sales Literature to any Person if the Registration Statement is not then effective.  If the Dealer Manager elects to use such Approved Sales Literature during times when the Registration Statement is effective, then the Dealer Manager agrees that such material shall not be used by it in connection with the solicitation of purchasers of the Common Shares, and that it will direct Soliciting Dealers not to make such use, unless accompanied or preceded by the Prospectus, as then currently in effect, and as it may be amended or supplemented in the future.  The Dealer Manager will not use any Approved Sales Literature other than that provided to the Dealer Manager by the Company, or approved first in writing by the Company, specifically for use in the Offering.

(b)           NO ADDITIONAL INFORMATION. In offering the Common Shares for sale, the Dealer Manager shall not, and each Soliciting Dealer shall agree not to, give or provide any information or make any representation other than those contained in the Prospectus or the Approved Sales Literature. The Dealer Manager shall not (i) show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Company and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Common Shares to members of the public, or (ii) show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Company if such material bears a legend denoting that it is not to be used in connection with the sale of Common Shares to members of the public in such jurisdiction.

(c)           SALES OF COMMON SHARES.  The Dealer Manager shall, and in its agreement with each Soliciting Dealer shall require that each such Soliciting Dealer, solicit purchases of the Common Shares only in the jurisdictions in which the Dealer Manager or such Soliciting Dealer, as applicable, is legally qualified to so act.

(d)           SUBSCRIPTION AGREEMENT. The Dealer Manager will comply in all material respects with the subscription procedures and “Plan of Distribution” set forth in the Prospectus.  Subscriptions will be submitted by the Dealer Manager and each Soliciting Dealer to the Company only on the form which is included as Appendix B to the Prospectus.  The Dealer Manager understands and acknowledges, and each Soliciting Dealer shall acknowledge, that the Subscription Agreement must be executed and initialed by the subscriber as provided for by the Subscription Agreement.

(e)           SUITABILITY.  The Dealer Manager will, and in its agreement with each Soliciting Dealer will require that such Soliciting Dealer: (i) offer Common Shares only to Persons that the Dealer Manager or such Soliciting Dealer, as applicable, has reasonable grounds to believe meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company; and (ii) only make offers to Persons in the states in which it is advised in writing by counsel to the Dealer Manager that the Common Shares are qualified for sale or that such qualification is not required.  In offering Common Shares, the Dealer Manager will comply, and in its agreements with the Soliciting Dealers, the Dealer Manager will require that the Soliciting Dealers comply, with the provisions of all applicable laws, rules and regulations relating to suitability of investors, including, without limitation, the FINRA Rules and the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”).  The Dealer Manager agrees that in recommending the purchase of the Common Shares in the Primary Offering to an investor, the Dealer Manager shall have, and that each Soliciting Dealer in its Soliciting Dealer Agreement shall agree with respect to investors to which it makes a recommendation that it shall have, reasonable grounds to believe, on the basis of information obtained from the investor concerning the investor’s investment objectives, other investments, financial situation and needs, and any other information known by the Dealer Manager or the Soliciting Dealer, as applicable, that:  (A) the investor is or will be in a financial position appropriate to enable the investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and (C) an investment in the Common Shares offered in the Primary Offering is otherwise suitable for the investor.  The Dealer Manager agrees as to investors to whom it makes a recommendation with respect to the purchase of the Common Shares in the Primary Offering, and that each Soliciting Dealer in its Soliciting Dealer Agreement shall agree, with respect to investors to whom it makes such recommendations, to maintain in the files of the Dealer Manager, or the Soliciting Dealer, as applicable, documents disclosing the basis upon which the determination of suitability was reached as to each investor.  In making the determinations as to financial qualifications and as to suitability required by the NASAA Guidelines, the Dealer Manager and each Soliciting Dealer, as applicable, may rely on (1) representations from investment advisers who are not affiliated with the Dealer Manager or Soliciting Dealer, as applicable, and banks acting as trustees or fiduciaries, and (2) information it has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the investor or any other information known by the Dealer Manager or Soliciting Dealer, as applicable, after due inquiry.  Notwithstanding the foregoing, the Dealer Manager shall not, and shall ensure that each Soliciting Dealer shall agree not to, execute any transaction with respect to the Common Shares in a discretionary account without prior written approval of the transaction by the customer.

(f)           SUITABILITY RECORDS.  The Dealer Manager shall, and each Soliciting Dealer shall agree to, maintain, for at least six years or for such period of time as is required in order to comply with all applicable federal, state and other regulatory requirements, whichever period of time is longer, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Common Shares (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation of the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards.  Except to the extent that the Dealer Manager makes any direct sales to investors, the Company agrees that the Dealer Manager can satisfy its obligation by contractually requiring such information to be maintained by the investment advisers or banks referred to in Section 3(b) of the Soliciting Dealer Agreement.

(g)           SOLICITING DEALER AGREEMENTS.  All engagements of the Soliciting Dealers will be evidenced by a Soliciting Dealer Agreement.

(h)           ELECTRONIC DELIVERY.  If the Dealer Manager intends to use electronic delivery to distribute the Prospectus to any Person, it will comply with all applicable requirements of the Commission, the blue sky laws and/or FINRA and any other laws or regulations related to the electronic delivery of documents.

(i)           COORDINATION. The Company and the Dealer Manager shall have the right, but not the obligation, to meet with key personnel of the other on an ongoing and regular basis to discuss the conduct of the officers.

(j)           ANTI-MONEY LAUNDERING COMPLIANCE.  The Dealer Manager represents and warrants to the Company that it has established and implemented anti-money laundering compliance programs (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, Exchange Act Rules and Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”, and together with the USA PATRIOT Act, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the Offering.  The Dealer Manager further represents and warrants that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Dealer Manager hereby covenants to remain in compliance with such requirements and shall, upon request by the Company, provide a certification to the Company that, as of the date of such certification (i) its AML Program is consistent with the AML Rules, and (ii) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.

(k)           COOPERATION.  Upon the expiration or earlier termination of this Agreement, the Dealer Manager will cooperate fully with the Company and any other party in any manner that may be necessary to accomplish an orderly transfer and transfer to a successor dealer manager of the operation and management of the services the Dealer Manager is providing to the Company under this Agreement.  The Dealer Manager will not be entitled to receive any additional fee in connection with the foregoing provisions of this Section 6(k), but the Company will pay or reimburse the Dealer Manager for any out-of-pocket expenses reasonably incurred by the Dealer Manager in connection therewith.

(l)           CUSTOMER INFORMATION.  The Dealer Manager will use commercially reasonable efforts to provide the Company with any and all subscriber information that the Company requests in order for the Company to comply with the requirements under Section 5(l).

(m)         SALES LITERATURE.  The Dealer Manager shall furnish to the Company any supplemental sales literature or advertisement prepared by the Dealer Manager (including, without limitation, any “broker-dealer use only” material), regardless of how labeled or described, and shall not show or give to any investor or prospective investor any such material unless it is first approved by the Company in writing. The Dealer Manager shall promptly cease the use of any such previously approved material if so instructed by the Company or any of its affiliates.

7.           EXPENSES.

(a)           Subject to Sections 7(b) and 7(c), the Dealer Manager shall pay all its own costs and expenses incident to the performance of its obligations under this Agreement.

(b)           The Company agrees to pay all costs and expenses related to:

(i)	the registration of the offer and sale of the Common Shares with the Commission;

(ii)	expenses of printing the Registration Statement and the Prospectus and any amendment or supplement thereto as herein provided;

(iii)	fees and expenses incurred in connection with any required filing with FINRA;

(iv)	all the expenses of agents of the Company, excluding the Dealer Manager, incurred in connection with performing marketing and advertising services for the Company; and

(v)
expenses of qualifying the Common Shares for offering and sale under state blue sky and securities laws (other than the expenses in connection with the preparation and printing of the Blue Sky Survey referred to above).

(vi)	all fees and expenses of the Company’s legal counsel, independent public or certified public accountants and other advisors;

(vii)
all costs and expenses incident to the travel and accommodation of the personnel of United Realty Advisors LP, advisor to the Company (the “Advisor”), in making road show presentations and presentations to Soliciting Dealers and other broker-dealers and financial advisors with respect to the offering of the Shares; and

(vii)	the performance of the Company’s other obligations hereunder.

(c)           The Company shall reimburse the Dealer Manager and Soliciting Dealers for approved or deemed approved reasonable bona fide due diligence expenses in accordance with Section 3(e).

8.           INDEMNIFICATION.

(a)           INDEMNIFIED PARTIES DEFINED.  For the purposes of this Agreement, an “Indemnified Party” shall mean a Person entitled to indemnification under this Section 8, as well as such Person’s officers, directors (including with respect to the Company, any Person named in the Registration Statement with his or her consent as becoming a director in the future), employees, members, managers, partners, affiliates, agents and representatives, and each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(b)           INDEMNIFICATION OF THE DEALER MANAGER AND SOLICITING DEALERS.  The Company will indemnify, defend and hold harmless the Dealer Manager and the Soliciting Dealers, and their respective Indemnified Parties, from and against any losses, claims, expenses (including reasonable legal and other expenses incurred in investigating and defending such claims or liabilities), damages or liabilities, joint or several, to which any such Soliciting Dealers or the Dealer Manager, or their respective Indemnified Parties, may become subject under the Securities Act, the Exchange Act, the Securities Act Rules and Regulations, the Exchange Act Rules and Regulations or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon or are related to (in whole or in part):  (i) any material inaccuracy in a representation or warranty contained herein by the Company, any material breach of a covenant contained herein by the Company, or any material failure by the Company to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering; (ii) any untrue statement or alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature or (C) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Common Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”); or (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereto to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company will reimburse each Soliciting Dealer or the Dealer Manager, and their respective Indemnified Parties, for any reasonable legal or other expenses incurred by such Soliciting Dealer or the Dealer Manager, and their respective Indemnified Parties, in connection with investigating or defending such loss, claim, expense, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, expense, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement or any post-effective amendment thereof or the Prospectus or any such amendment thereof or supplement thereto.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

Notwithstanding the foregoing, as required by the Company’s Charter, the indemnification and agreement to hold harmless provided in this Section 8(b) is further limited to the extent that no such indemnification by the Company of a Soliciting Dealer or the Dealer Manager, or their respective Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws, unless one or more of the following conditions are met:  (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Party; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

(c)           DEALER MANAGER INDEMNIFICATION OF THE COMPANY AND THE ADVISOR.  The Dealer Manager will indemnify, defend and hold harmless the Company, the Advisor, each of their Indemnified Parties and each Person who has signed the Registration Statement, from and against any losses, claims, expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities to which any of the aforesaid parties may become subject under the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations or otherwise, insofar as such losses, claims, expenses, damages (or actions in respect thereof) arise out of or are based upon:  (i) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Dealer Manager or any material breach of a covenant contained herein by the Dealer Manager;  (ii) any untrue statement or any alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature, or (C) any Blue Sky Application; (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein, in light of the circumstances under which they were made, not misleading, or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto (“Dealer Manager Furnished Material”); (iv) any use of sales literature, including “broker-dealer use only” materials, by the Dealer Manager that is not Approved Sales Literature; or (v) any untrue statement made by the Dealer Manager or omission by the Dealer Manager to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the Offering; provided, however, that this clause (v) shall not apply to any statements or omissions made in conformity with the Registration Statement, the Prospectus or any Approved Sales Literature, except this clause (v) shall apply to Dealer Manager Furnished Material.  The Dealer Manager will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, expense, damage, liability or action.  This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

(d)           SOLICITING DEALER INDEMNIFICATION OF THE COMPANY.  By virtue of entering into the Soliciting Dealer Agreement, each Soliciting Dealer severally will agree to indemnify, defend and hold harmless the Company, the Dealer Manager, each of their respective Indemnified Parties, and each Person who signs the Registration Statement, from and against any losses, claims, expenses, damages or liabilities to which the Company, the Dealer Manager, any of their respective Indemnified Parties or any Person who signed the Registration Statement, may become subject, under the Securities Act or otherwise, as more fully described in the Soliciting Dealer Agreement.

(e)           ACTION AGAINST PARTIES; NOTIFICATION.  Promptly after receipt by any Indemnified Party under this Section 8 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, promptly notify the indemnifying party of the commencement thereof; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been actually prejudiced by such failure.  In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.  Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought.  Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(f)           REIMBURSEMENT OF FEES AND EXPENSES.  An indemnifying party under this Section 8 of this Agreement shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows:

(i)
In the case of the Company indemnifying the Dealer Manager, the advancement of Company funds to the Dealer Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied:  (A) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (B) the legal action is initiated by a third party who is not a stockholder of the Company or the legal action is initiated by a stockholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (C) the Dealer Manager undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Dealer Manager is found not to be entitled to indemnification.

(ii)
In any case of indemnification other than that described in Section 8(f)(i), the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party.  If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and if a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim.  Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

9.           CONTRIBUTION.

(a)           If the indemnification provided for in Section 8 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Dealer Manager and the Soliciting Dealer, respectively, from the proceeds received in the Primary Offering pursuant to this Agreement and the relevant Soliciting Dealer Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Dealer Manager and the Soliciting Dealer, respectively, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(b)           The relative benefits received by the Company, the Dealer Manager and the Soliciting Dealer, respectively, in connection with the proceeds received in the Primary Offering pursuant to this Agreement and the relevant Soliciting Dealer Agreement shall be deemed to be in the same respective proportion as the total net proceeds from the Primary Offering pursuant to this Agreement and the relevant Soliciting Dealer Agreement (before deducting expenses), received by the Company, and the total selling commissions and dealer manager fees received by the Dealer Manager and the Soliciting Dealer, respectively, in each case as set forth on the cover of the Prospectus bear to the aggregate offering price of the Common Shares sold in the Primary Offering as set forth on such cover.

(c)           The relative fault of the Company, the Dealer Manager and the Soliciting Dealer, respectively, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Company, by the Dealer Manager or by the Soliciting Dealer, respectively, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(d)           The Company, the Dealer Manager and the Soliciting Dealer (by virtue of entering into the Soliciting Dealer Agreement) agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable contributions referred to above in this Section 9.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnified Party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission or alleged omission.

(e)           Notwithstanding the provisions of this Section 9, the Dealer Manager and the Soliciting Dealer shall not be required to contribute any amount by which the total price at which the Common Shares sold in the Primary Offering to the public by them exceeds the amount of any damages which the Dealer Manager and the Soliciting Dealer have otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.

(f)           No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

(g)           For the purposes of this Section 9, the Dealer Manager’s officers, directors, employees, members, partners, agents and representatives, and each Person, if any, who controls the Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Dealer Manager, and each officer, director, employee, member, partner, agent and representative of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.  The Soliciting Dealers’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the number of Common Shares sold by each Soliciting Dealer in the Primary Offering and not joint.

10.           TERMINATION OF THIS AGREEMENT.

   (a)           TERM; EXPIRATION.  This Agreement shall become effective on the date first written above, and the obligations of the parties hereunder shall not commence until the date first written above.  Unless sooner terminated pursuant to this Section 10, this Agreement shall expire at the end of the Offering Period.  This Agreement may be earlier terminated (i) by the Company pursuant to Section 10(b), and (ii) by the Dealer Manager pursuant to Section 10(c).  The date upon which this Agreement shall have so expired or been terminated earlier shall be referred to as the “Termination Date”.  For the avoidance of doubt, from and after the occurrence of the Termination Date, the Company shall have the right to commence and undertake preparations to commence a public offering of Common Shares.

   (b)           TERMINATION BY THE COMPANY.  This Agreement may be terminated by the Company:

(i)	On or after the date first written above, upon at least 60 days’ prior written notice to the Dealer Manager (with the effective date of such termination occurring on or after [ ], 2013); or

(ii)	Immediately upon written notice of termination from the Company to the Dealer Manager if any of the following events shall occur:

 (A) A Cause Event (as defined below);

(B)
A court of competent jurisdiction enters a decree or order for relief in respect of the Dealer Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Dealer Manager or for any substantial part of its property or orders the winding up or liquidation of the Dealer Manager’s affairs; or

(C)
The Dealer Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Dealer Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due.

As used herein, a “Cause Event” means (1) fraud, criminal conduct or willful misconduct by or on the part of the Dealer Manager, (2) a representation or warranty made by the Dealer Manager herein proving to be untrue in any material respect, or (3) a default in the due performance or observance by the Dealer Manager of any covenant or agreement contained in this Agreement and such default continuing unremedied for a period of 30 days after written notice thereof to the Dealer Manager by the Company.

(c)           TERMINATION BY DEALER MANAGER.  This Agreement may be terminated by the Dealer Manager:

(i)	On or after the date first written above, upon at least 60 days’ prior written notice to the Company (with the effective date of such termination occurring on or after [ ], 2013); or

(ii)	Immediately upon written notice of termination from the Dealer Manager to the Company if any of the following events shall occur:

(A)	A Good Reason Event (as defined below);

(B)
A court of competent jurisdiction enters a decree or order for relief in respect of the Company or any of its subsidiaries in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries or for any substantial part of their property or orders the winding up or liquidation of the Company’s or any of its subsidiaries’ affairs;

(C)
The Company or any of its subsidiaries commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries or for any substantial part of their property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due;

(D)
There shall have been a fundamental change in the nature of the business conducted or contemplated to be conducted as set forth in the Registration Statement in effect on the date first written above by the Company and its subsidiaries, considered as one entity;

(E)	A stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and is not rescinded within 15 business days after the issuance thereof;

(F)	There shall have occurred a Company MAE, whether or not in the ordinary course of business; or

(G)	A material action, suit, proceeding or investigation of the type referred to in Section 1(h) shall have occurred or arisen on or after the date first written above.

As used herein, a “Good Reason Event” means (1) fraud, criminal conduct or willful misconduct by or on the part of the Company, (2) a representation or warranty made by the Company herein proving to be untrue in any material respect, or (3) a default in the due performance or observance by the Company of any covenant or agreement contained in this Agreement and such default continuing unremedied for a period of 30 days after written notice thereof to the Company by the Dealer Manager.

(d)           DELIVERY OF RECORDS UPON EXPIRATION OR EARLY TERMINATION.  Upon the expiration or early termination of this Agreement for any reason, the Dealer Manager shall (i) promptly forward any and all funds, if any, in its possession which were received from investors for the sale of Common Shares for the deposit of investor funds, (ii) to the extent not previously provided to the Company, provide a list of all investors who have subscribed for or purchased Common Shares and all broker-dealers with whom the Dealer Manager has entered into a Soliciting Dealer Agreement, (iii) notify Soliciting Dealers of such termination, and (iv) promptly deliver to the Company copies of any sales literature designed for use specifically for the Offering that it is then in the process of preparing. Upon expiration or earlier termination of this Agreement, the Company shall pay to the Dealer Manager all compensation to which the Dealer Manager is or becomes entitled under Section 3(d) at such time as such compensation becomes payable.

11.           MISCELLANEOUS.

(a)           SURVIVAL.  The following provisions of the Agreement shall survive the expiration or earlier termination of this Agreement:  Section 3(d); Section 3(e); Section 3(f); Section 6(f); Section 6(k); Section 7; Section 8; Section 9; Section 10; and Section 11.  Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.  In no event shall the Dealer Manager be entitled to payment of any compensation in connection with the Offering if the Offering is not completed according to this Agreement; provided, however, that the reimbursement of out-of-pocket accountable expenses actually incurred by the Dealer Manager shall not be presumed to be unfair or unreasonable and shall be payable under normal circumstances.

(b)           NOTICES.  All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be:  (i) delivered personally or by commercial messenger; (ii) sent via a recognized overnight courier service; or (iii) sent by facsimile transmission, provided, that confirmation of receipt is received by sender and such Notice is sent or delivered contemporaneously by an additional method provided in this Section 11(b); in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to the Company:                              United Realty Trust Incorporated
44 Wall Street
Second Floor
New York, New York 10005
Tel: (212) 388-6800
Fax: (212) 388-6801
Attention:  Jacob Frydman, Chief Executive Officer

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile No.:  (212) 969-2900
Attention:  Peter M. Fass, Esq.
        James P. Gerkis, Esq.

If to the Dealer Manager:                      Cabot Lodge Securities LLC
44 Wall Street, Second Floor
New York, NY 10005
Attention:  Jacob Frydman, Chairman of the Board of Directors

with a copy to:

Kunzman & Bollinger, Inc.
5100 N. Brookline, Suite 600
Oklahoma City, OK 73112
Facsimile No.: (405) 942-3527
Attention: Wallace W. Kunzman, Jr., Esq.

Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 11(b).  Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

(c)           SUCCESSORS AND ASSIGNS. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(d)           INVALID PROVISION.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(e)           APPLICABLE LAW. This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of New York.

(f)            WAIVER.  EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, New York City, in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.

(g)            ATTORNEYS’ FEES.  If a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, then the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees.  In addition to the foregoing award of costs and fees, the prevailing party also shall be entitled to recover its attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any judgment.

(h)           NO PARTNERSHIP. Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager or the Soliciting Dealers as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Dealer Manager as a broker authorized by the Company to sell and to manage the sale by others of the Common Shares according to the terms set forth in the Registration Statement, the Prospectus or this Agreement. Nothing herein contained shall render the Dealer Manager or the Company liable for the obligations of any of the Soliciting Dealers or one another.

(i)           THIRD PARTY BENEFICIARIES.  Except for the Persons referred to in Section 8 and Section 9, there shall be no third party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any Person not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement.  Except for the Persons referred to in Section 8 and Section 9, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any party to this Agreement.  Each of the Persons referred to in Section 8 and Section 9 shall be a third party beneficiary of this Agreement.

(j)           ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(k)           NONWAIVER.  The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(l)           ACCESS TO INFORMATION. The Company may authorize the Company’s transfer agent to provide information to the Dealer Manager and each Soliciting Dealer regarding recordholder information about the clients of such Soliciting Dealer who have invested with the Company on an on-going basis for so long as such Soliciting Dealer has a relationship with such clients. The Dealer Manager shall require in the Soliciting Dealer Agreement that Soliciting Dealers not disclose any password for a restricted website or portion of a restricted website provided to such Soliciting Dealer in connection with the Offering and not disclose to any Person, other than an officer, director, employee or agent of such Soliciting Dealers, any material downloaded from such a restricted website or portion of a restricted website.

(m)           COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(n)           ABSENCE OF FIDUCIARY RELATIONSHIPS.  The parties acknowledge and agree that (i) the Dealer Manager’s responsibility to the Company and the Advisor is solely contractual in nature, and (ii) the Dealer Manager does not owe the Company, the Advisor, any of their respective affiliates or any other Person any fiduciary (or other similar) duty as a result of this Agreement or any of the transactions contemplated hereby.

(o)           DEALER MANAGER INFORMATION.  Prior to the date first written above, the parties will expressly acknowledge and agree as to the information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement.

(p)            PROMOTION OF DEALER MANAGER RELATIONSHIP.  The Company and the Dealer Manager will cooperate with each other in good faith in connection with the promotion or advertisement of their relationship in any release, communication, sales literature or other such materials and shall not promote or advertise their relationship without the approval of the other party in advance, which shall not be unreasonably withheld or delayed.

(q)   TITLES AND SUBTITLES.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return it to us, whereupon this instrument will become a binding agreement between you and the Company in accordance with its terms.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have each duly executed this Dealer Manager Agreement as of the date first written above.

UNITED REALTY TRUST INCORPORATED

By:_________________________________
      Name:
      Title:

Accepted as of the date first written above:

CABOT LODGE SECURITIES LLC

By:___________________________________
Name:
Title: